Exhibit 12


                    THE STANLEY WORKS AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS TO FIXED CHARGES
                         (in Millions of Dollars)


                                           SECOND QUARTER    SIX MONTHS
                                            1995    1994    1995    1994



 Earnings before income taxes               $50.8   $54.0   $97.1   $95.3

 Add:
      Portion of rents representative of
         interest factor                      3.3     2.9     6.6     5.8
      Interest expense                        9.2     9.4    18.0    17.4
      Amortization of expense on
         long-term debt                       0.1     0.1     0.1     0.1
      Amortization of capitalized interest    0.1     0.1     0.2     0.2
                                            -----   -----   -----   -----
 Income as adjusted                         $63.5   $66.5  $122.0  $118.8
                                            =====   =====   =====   =====
 Fixed charges:
      Interest expense                       $9.2    $9.4   $18.0   $17.4
      Amortization on expense on
         long-term debt                       0.1     0.1     0.1     0.1
      Portion of rents representative of
         interest factor                      3.3     2.9     6.6     5.8
                                            -----   -----   -----   -----
 Fixed charges                              $12.6   $12.4   $24.7   $23.3
                                            =====   =====   =====   =====
 Ratio of earnings to fixed charges          5.04    5.36    4.94    5.10
                                            =====   =====   =====   =====